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Investor Presentation

Barclays Capital Wireless and Wireline Conference

Mike Gulett

President and CEO

Ikanos Communications, Inc.

May 27, 2009

3:15 PM ET

Tamir Kalucha:	I’ll go, we’ll get started here. My name is Tamir Kalucha (ph), I work with the semis team at Barclays Capital. With us we have Mike Gulett from Ikanos Communications. Mike has been a veteran of the semiconductors and communication industry for 30 years. He knows everything about what’s going on in the DSL and the VDSL space. With that I’m going to hand it over to him, and hear what’s latest in the VDSL land at Ikanos. Mike?

Mike Gulett:	Thank you. I think that’s a stretch to say that I know everything that’s going in the VDSL space. I’ll tell you about Ikanos today. Thanks for coming today, let me start with the safe harbor language. Also point out that you can read updates on our 10-Q and 10-K filings on our company website. Also additional information, we’ve announced in April the acquisition of the Conexant Broadband business, so there are further disclosures related to that that will be available in our proxy statement, and you can find out information on that from our website on when the proxy statement will be available.

Here is the agenda that I plan to cover today. Go over a little bit about the Ikanos background, cover the Conexant Asset Purchase, and if we have time, I can cover some financial historical information from Ikanos.

So, Ikanos has been in the DSL business for 10 years. The Company was founded in 1999. Invented and pioneered the VDSL technology. We developed the early standards that became the VDSL standard that’s accepted worldwide today. We have a very scaleable, flexible architecture, significant innovation and software, DSL firmware as well as we’re the leaders in low power VDSL.

We’re the number one market share leader of VDSL worldwide, with over 30 million VDSL ports shipped since we started, with a very cost-effective, and as I said, low power solution. We have the most experience in VDSL deployment in the world as you can imagine, we’re the world leader and we’re the first to market with VDSL standard products. So, we’re the incumbent VDSL supplier at many Tier 1 service providers and OEM equipment providers around the world.

So, chronologically a history. As I said we were founded in 1999. In the mid-2000s, we were shipping a million ports cumulatively, the first VDSL2 product came out in 2004, when we developed a 100 megabit per second data rate product that’s 100 megabit per second downstream, and 100 megabit per second upstream, which came out in as you can see in 2005, when we shipped cumulative of 10 million ports.

Later on, the ITU ratified our VDSL2 standard, so it’s a worldwide standard and we’re now benefiting from the triple play deployment. That’s occurring around the world and VDSL is being used not only for high speed data access, but also for triple play voice, video and data. Recently, we’ve been part of the home grid forum and the ITU G.hn leading the way in developing a next generation G.hn for home networking standards, which will be deployed at some time in the future. And as I said before, we have shipped more than 30 million ports, cumulative DSL ports.

A little more detail about our product. We ship product that go on both ends of the wire, both in the central office and at the customer premises. We ship individual CTE devices, VDSL-Fi devices, as well as Fi devices that are integrated with the Fusiv processor, which is a product that we acquired from Analog Devices in 2006. The FusivWare software stack and our integrated Vx180 product with the VDSL-Fi won the Ingenious Network Award for LAN technology recently. So we ship all of the VDSL products in Japan. We have 100% of the VDSL market share in Japan, and Korea, and we’re starting to ship significant quantities of VDSL in Europe as well.

This is a picture of—a graphical picture of our FusivWare software stack, and you see in the center there is the Fusiv processor. The Fusiv processor handles all of the packet processing coming in and out of the either VDSL or ADSL modem, or it could be a PON modem, so you can see the WAN technology can be Ethernet, any type of DSL, or any type of PON. The customers develop their own proprietary application software that runs on the Fusiv processor. We deliver software that runs on the Fusiv processor, and the customer can develop their product application software on our processor and then apply it across all the different types of products that they might deliver. Whether it’s a PON product or a DSL product, they can port the software from one of the CTE devices to the other. This allows the customer, both our OEM customer and the carrier, to have a common development platform that can be applied across all of the different types of devices that they might deploy. That’s eliminating the need for duplication of effort and re-engineering of the processor architecture every time they change the Wide Area Network technology.

So, as I said before, we have a significant amount of deployment expertise. We started our business in Asia, Japan and Korea, and we’re now shipping significant quantities into Europe as well. Whether it’s fiber to the building, or fiber to the neighborhood, the Ikanos CDSL is used to bridge the last few hundred feet from where the fiber terminates until the directly into the customer premise. We also have a GPON product, CPE device, that would be used in a fiber to the home deployment, also integrated or in conjunction with our Fusiv processor and all of the software developed with—for the Fusiv processor there.

Our Vx180 product is an integrated VDSL-Fi, integrated on the same chip as the Fusiv processor. So it’s a very low cost CPE device that’s high performance, that can deliver the triple-play into the home, and integrates three different boxes that are typically have been shipped into the home previously by the carrier. It integrates those into one box that handles the triple play delivery into the home, where the Fusiv processor is the core of the residential gateway, and of course the Ikanos VDSL-Fi is the Wide Area Network connection and then this device can integrate on the same board with 802.11, Ethernet, USB, any other networking device that’s required inside the home.

We also have a similar product with an ADSL-Fi called a Vx160, which is shipping in high volume production today.

So, it’s possible you might even have an Ikanos chipset in your home today, depending on where you live. These are represented as some of the customers that we’ve shipped our product to, networking equipment, CPE devices, DSLAMs, all types of equipment, all around the world, into the world’s leading OEM suppliers, into the world’s leading carriers.

So that’s a snapshot of Ikanos. Next I’d like to move into discussing the Conexant Asset Purchase, which we announced in April. We’re acquiring the Conexant Broadband business, which some of you may remember as the former GlobespanVirata.

This is an asset purchase, we’re not acquiring any of the debt of Conexant. We’re only acquiring this business unit. So the Ikanos/Conexant acquisition of the Conexant Broadband business creates a new company that’ll be a world leader in DSL technology and one of the most important companies delivering broadband access to the world today.

So a summary of the transaction details, we’ve agreed to pay $54 million in cash for the purchase of the Conexant asset. This is strictly the Broadband Access business, inventory, fixed assets, their patent portfolio, several hundred employees, leased facilities, we’re taking some facilities but not all of the facilities, and none of the debt. So we’re not acquiring any of the liabilities of Conexant.

The acquisition is being partially financed through a transaction with Tallwood Venture Capital. Later in the presentation, I’ll talk more about Tallwood.

So, we’re raising $42 million from Tallwood Venture Capital, we’re selling 24 million shares at $1.75 per share, also there’s 7.8 million of warrants with a 5-year term. Tallwood would own 45% of Ikanos common stock, 52% if you include the warrants, but we have a voting restriction on Tallwood of 35% of their shares. Anything over 35% they vote in line with other shareholders.

So, those two transactions will be closed simultaneously. The proxy statement will be filed in the next few weeks, and we anticipate the transaction coming for shareholder vote some time in Q3. So, if you look at the rationale for the Conexant broadband business, first let’s start with VDSL.

We’re already the world leader in VDSL with strong position in Japan, Korea, starting to ship into Taiwan, we have a very strong position in Europe, and Conexant is the leading supplier of VDSL in North America with their business at AT&T. So we gain a very significant new customer, which is AT&T.

In addition to that, we gain additional product expertise in PON, Ethernet technology and ADSL. Conexant is the leading supplier of ADSL in China and one of the largest ADSL suppliers in the world, and the combination of the two I think creates the most important DSL company in the world. However, that’s not our end objective. The end objective is to use that as a platform to build a broader base, higher performance, very profitable semiconductor company.

In addition to that, we’re gaining other residential gateway processor architectures. Our processor architecture that’s used with this MIPS-based. Conexant has a couple of different generations of processor architectures that are ARM-based, so we’re creating a much broader and deeper technology company with ultimately we’ll have more than 400 patents and patent applications in the Company combined.

So looking across the product lines, very simple snapshot of the product lines, and VDSL there are two competing product lines, although they target different markets. We tend to target at Ikanos the high end of the market, which is characterized by our business in Japan, where we ship 100 megabits per second data rate VDSL in Japan is 100 megabits per second downstream and upstream. Conexant has specifically gone after slower speed but lower cost markets, where they ship into primarily AT&T is their VDSL supplier. Not a competitive overlap. There’s actually no overlap in their customer base and their revenue base and our future forecasted design wins. It’s very complimentary.

ADSL, we have a small amount of ADSL business that is integrated with our Fusiv processor. They have a large ADSL business and continue to be one of the leaders in ADSL. They also have an SHDSL product line which is modest in size, but high margin business, and we both have developed GPON products, and Conexant has also had a BPON product line. So obviously, there’s an opportunity for consolidation and redundancy elimination in all of these product lines, including the processor. So, we have our Fusiv processor architecture, they have a couple of different processor architectures. Our intention is to service all of the customers, continuing to ship and deliver all of the products, all the design wins, to all the customers, but at some point in the future you can imagine a consolidation of the product lines leading to the elimination of redundancies, facilities, and cost reduction allowing the Company to get profitable very quickly and then transitioning into creating new product developments in new markets and expanding beyond just the broadband access market.

So, we have extensive network equipment relationships. On the left you’ll see some of the most important customers for Ikanos. NEC has historically been our largest customer shipping into Japan, but we also ship a lot into Alcatel-Lucent into Europe, certain parts of Asia, and South America area. Conexant ships also into Alcatel-Lucent, but into the US side, the AT&T side. Conexant is a major supplier into Huawei, 2Wire and Motorola for US deployment, and the other customers you see there. Again, a significant new design opportunities through cost selling. So we’re gaining significant new customer relationships and the opportunity to expand our business and our revenue with each of those customers.

And then on the service providers, it’s very similar, I didn’t break it out by Ikanos and Conexant. But you can see here essentially every major telephone company in the world is listed here. They’re all either our customers at Ikanos, or Conexant’s customers and will be the customers of the new Ikanos. All the important telephone companies in the world and every telephone company that’s planning a triple-play IPTV deployment is one of our customers.

We also have a significant increase in global presence. So, the blue boxes indicate current Ikanos facilities for engineering, sales and operations, and the red indicates current Conexant locations. So you see, there are some expansion of our presence in China for example, where Ikanos does not have a strong presence. Conexant has a very strong presence in China, and the reason for that is because it’s one of the largest customer bases, and they’re the most—they’re the highest volume DSL supplier into China. You can imagine though, that a few months from now or on the year from now, we won’t have all of these facilities. So there’s significant opportunities for integration and cost reduction.

To give you an idea what the revenue scale would look like, this are the reported numbers for 2008. At Ikanos we reported $107 million in revenue. The Conexant Broadband business reported $159 million in revenue. So you can quickly see the kind of scale that the Company can get to, and scale is a critical part of the success of this transaction where we’re able to build a significantly larger company that can become profitable very quickly and be able to fund the development of new products into new adjacent markets that we’re not able to fund on our own.

So, to give you an idea of what the synergies might look like, I’m not going to forecast the future today. Although you might can imagine that if we can do this in 2008 perhaps we can do this at some time in the future. What I have here on this next slide shows the actual reported numbers for the quarter ended March of 2009. Ikanos, we did $21 million and the Conexant Broadband business had $31 million. So if you just take those expenses, the gross margin, and operating losses and you add them up you get the Pro Forma numbers on the right. So, $52 million for the quarter with an operating loss of $4 million. So this is without any synergies, without any improvements that come from integration, that’s just simply adding all of the numbers together, for the quarter that just ended.

In the nearly one year that we have been working on this deal, we have identified some significant cost synergies. The first one is the gross margin improvement, between $4 million and $6 million per year, and improvement of the cost of goods sold. This comes through wafer volume, purchases, we will become a significantly larger customer of some of the most important foundries in the semiconductor business. We’ll consolidate assembly and tests which is a key way to reduce manufacturing costs. It’s just the increase of volume of assembly packaging the products that you run through a single supplier. And then, operating logistics costs. We don’t need all of the exact number of head count running the operations and logistics that each company has separately today.

So, putting those numbers together, we conservatively estimate we can improve gross profit by $4 million to $6 million per year.

And then on the operating expenses, we estimate that we can improve operating expenses by $12 million to $16 million per year, eliminating or reducing corporate allocations to the Broadband unit. The Broadband unit was paying for allocations of centralized functions that may or may not have been useful to them. Canceling duplicate software tool licenses, we both have CAD tool, EDA tool licenses, we’ll be negotiating new licenses so it’ll be significantly more advantageous to the new company. Aligning the combined company’s product growth map. For example, developing two competing products the way the companies are today because we are competitors. You can imagine at some point in the near future we will not be developing competing products, we will be developing one consolidated product line and creating the opportunity for rationalizing skill sets and eliminating redundancy.

That includes reducing facilities, facilities costs, we will not be keeping all the facilities in the separate companies today. The combined company will have fewer sites in the future than it does today. However, still being profitable, becoming profitable and able to invest in developing new products. Not only maintaining our technology leadership in VDSL and the residential gateway processor and ADSL, but actually having the gross profit dollars available to invest in new markets, expand into adjacent market areas, and grow the company’s business. So, the goal here is not merely to build the most important DSL chip company in the world. That’s a stepping stone to building an even more important, profitable company.

So when you look at the break even of synergies on the low end, taking the previous numbers for synergies, it’s $16 million a year is the low end. So that’s $4 million a quarter. So on this slide, we take the previous numbers recorded for the March-ending quarter, and we add the $4 million of synergies. So, with zero growth in revenue, and implementing the low end of our synergies, we can model at break-even quarter. Our gross margin model is 46% to 49%. Our R&D model is 24% to 26%. Our SG&A is 8% to 10%, and our operating income is modeled at 13% to 14%.

This picture, in a snapshot, really defines the Company’s vision for the future. So, in addition to being the leading supplier of broadband semiconductor and software for around the world, we have a significant footprint in the residential gateway. We ship millions of Fusiv processors today around the world, driving residential gateways in every continent. Conexant also has a similar business, and our intention is to expand that business and take a larger and larger market share of the residential gateway processor that will be integrated with our physical layer devices going to the wide area, and that work whether it’s VDSL or ADSL or GPON.

That footprint in the home, having the strong position in the residential gateway, allows us the ability to move further into the digital home. Through digital home networking, such as some of the networking technologies I’ve shown here, G.hn is a new, upcoming home networking standard that covers Coax, power line and twisted copper. Ethernet is a well-established technology that will be used in all home networking devices, or let’s say it will be installed in home networking devices, whether it’s used or not. WiFi we think will become even more ubiquitous, particularly if WiFi in the future is capable of delivering high definition video around the home.

Femtocell, we’ll see. We’re going to stay close to that market, we’ll see what happens. And then DECT we think is important technology, we’re already delivering triple-play devices today that look very much like this, where our Fusiv processor and our Wide Area Network-Fi are at the center of the residential gateway. And that’s our strategy, to move deeper into the residential gateway, deeper into the digital home.

And if you look at the total market size of all the semiconductor devices, that are in this picture, excluding the residential gateway processor and the VDSL-Fi, the rest of the market size is significantly larger than the DSL market is today. So you can see with our pipeline into the digital home, our positioning and the residential gateway processor we’re going to be able to address a much larger market size, moving further into the digital home.

So, I see we’ve run out of time. I’d be happy to take questions in the room next door, but I want to very quickly just hit on—maybe one more minute on Tallwood Venture Capital. For those of you not familiar with Tallwood, they’re a leading Silicon Valley Venture Capital firm that has dedicated their entire investment portfolio into semiconductor industry or semiconductor technology. They have a very impressive track record of investing in very successful semiconductor companies. The managing partner, Dado Banatao, was the founder of S3, the co-founder of Chips & Technologies, long time investor and Chairman of SiRF, and also long time early investor and chairman of Marvell. And, they have a successful product portfolio with a lot of successful exits. Very smart guys.

I worked very closely with Dado and George Pavlov, General Partner at Tallwood, on putting this deal together, and both George and Dado will be joining the Board of Directors of Ikanos.

So with that, I think I’m done, and I would be happy to take questions in the room next door, thank you.

END

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document contains, in addition to historical information, forward-looking statements. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, those described in the Company’s periodic filings on Forms 10-K and 10-Q, as well as other reports that the company files from time to time with the Securities and

Exchange Commission. For the most current detailed risk factors, please review our Form 10-Q for the period ended March 29, 2009.

Additional Information About the Transaction and Where to Find It

Ikanos plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement in connection with the proposed issuance of securities to Tallwood and the acquisition of the Broadband Access product line from Conexant (the “Transaction”). The proxy statement will contain important information about the proposed Transaction and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Ikanos through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the proxy statement from Ikanos by contacting Investor Relations by telephone at (510) 979-0400, or by mail at Ikanos Communications, Investor Relations, 47669 Fremont Blvd, Fremont, California 94538, USA. Ikanos and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Ikanos in connection with the proposed Transaction. Information regarding the interests of these directors and executive officers in the Transaction described herein will be included in the proxy statement described above. Additional information regarding these directors and executive officers is also included in Ikanos’ proxy statement for its 2009 Annual Meeting of Stockholders, which was filed with the SEC on April 14, 2009. This document is available free of charge at the SEC’s web site at www.sec.gov, and from Ikanos by contacting Investor Relations by telephone at (510) 979-0400, or by mail at Ikanos Communications, Investor Relations, 47669 Fremont Blvd, Fremont, California 94538, USA, or by going to Ikanos’ Investors page on its corporate web site at www.ikanos.com.